Exhibit 4.1

AMENDMENT TO RIGHTS AGREEMENT

This Amendment dated as of May 10, 2012 (this “Amendment”) to the Rights Agreement, dated as of September 4, 2009 (the “Rights Agreement”), is entered into between AMAG PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Rights Agent (the “Rights Agent”).  Capitalized terms used herein and not defined shall have the meanings specified in the Rights Agreement.

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement;

WHEREAS, the Company is entering into a Stockholder Agreement, dated as of May 9, 2012, with Adage Capital Management, L.P. (“Adage”), pursuant to which, among other things, the shares of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”) held by Adage shall be subject to certain restrictions;

WHEREAS, Adage has indicated to the Company that it desires to purchase additional shares of Common Stock on behalf of its clients and itself that would cause Adage’s Beneficial Ownership to exceed 20% of the issued and outstanding shares of the Common Stock;

WHEREAS, Section 27 of the Rights Agreement permits the Company to amend the Rights Agreement on the terms set forth in this Amendment;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that one or more purchases of additional shares of Common Stock by Adage as provided herein would not be inconsistent with the purpose and intent of the Board in adopting the Rights Agreement;

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to modify the terms of the Rights Agreement as set forth herein, and in connection therewith the Company is entering into this Amendment and directing the Rights Agent to enter into this Amendment.

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and the Rights Agent hereby agree as follows:

1.                                      Amendment to the Rights Agreement.

(a)                                  Section 1(a) of the Rights Agreement is hereby amended by inserting the following new paragraph immediately after the existing paragraph in such Section 1(a):

“Notwithstanding the foregoing, Adage Capital Management, L.P. (“Adage”), shall not be deemed to be an Acquiring Person for purposes of this Agreement unless and until Adage, together with all Affiliates and Associates thereof, is the Beneficial Owner of

25% or more of the Common Shares then outstanding; provided, however, that Adage shall also not become an Acquiring Person as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by Adage to 25% or more of the Common Shares then outstanding; and provided further, that if Adage shall become the Beneficial Owner of 25% or more of the Common Shares then outstanding by reason of share purchases by the Company and shall, following written notice from, or public disclosure by the Company of such share purchases by the Company, become the Beneficial Owner of any additional Common Shares without the prior consent of the Company and shall then beneficially own more than 25% of the Common Shares then outstanding, then Adage shall be deemed to be an Acquiring Person.  The provisions of this paragraph shall terminate and be of no further force and effect upon the earlier of (a) the termination of the Stockholder Agreement dated May 9, 2012 by and among Adage and the Company and (b) Adage reducing its Beneficial Ownership below 20% of the Common Shares then outstanding after it increases its Beneficial Ownership to 20% or more of the Common Shares then outstanding.”

2.                                      Miscellaneous.

(a)                                  Except as expressly set forth herein, the Rights Agreement shall not by implication or otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect, as amended hereby.  This Amendment shall be construed in accordance with and as a part of the Rights Agreement, and all terms, conditions, representations, warranties, covenants and agreements set forth in the Rights Agreement and each other instrument or agreement referred to therein, except as herein amended, are hereby ratified and confirmed.  To the extent that there is a conflict between the terms and provisions of the Rights Agreement and this Amendment, the terms and provisions of this Amendment shall govern for purposes of the subject matter of this Amendment only.

(b)                                  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(c)                                  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

(d)                                  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

(e)                                  This Amendment shall be deemed effective as of the date first written above, as if executed on such date.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

AMAG PHARMACEUTICALS, INC.

By:	/s/ Joseph L. Farmer
Name:	Joseph L. Farmer
Title:	Chief Administrative Officer & General Counsel

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, AS RIGHTS AGENT

By:	/s/ Carlos Pinto
Name:	Carlos Pinto
Title:	Senior Vice President